Exhibit 2.2



                           FIRST FINANCIAL CORPORATION
                             STOCK OPTION AGREEMENT



                  STOCK OPTION AGREEMENT, dated as of May 14, 1997, by and between First Financial Corporation, a Wisconsin corporation (the "Issuer"), and Associated Banc-Corp, a Wisconsin corporation ("Grantee").

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Issuer, Grantee, and Badger Merger Corp., a Wisconsin corporation and a wholly owned subsidiary of Grantee, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, among other things, upon the terms and subject to the conditions thereof, the merger of Merger Sub with and into Issuer (the "Merger");

                  WHEREAS, as a condition to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that the Issuer agree, and in order to induce Grantee to enter into the Merger Agreement, Issuer has so agreed, to grant to Grantee an option with respect to certain shares of Issuer's common stock on the terms and subject to the conditions set forth herein; and

                  WHEREAS, as a condition to Issuer's willingness to enter into the Merger Agreement, the Issuer has requested that Grantee agree, and in order to induce the Issuer to enter into the Merger Agreement, Grantee has so agreed, to grant to Issuer an option with respect to certain shares of Grantee's common stock on substantially the same terms as set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements contained herein and in the Merger Agreement; and intending to be legally bound hereby, the parties agree as follows:

                  1. Grant of Option. Issuer hereby grants Grantee an irrevocable option (the "Stock Option") to purchase up to (a) 7,245,877 shares (the "Option Shares") of common stock, $1.00 par value per share, of Issuer (the "Issuer Common Stock") or (b) if, immediately prior to exercise, such number of shares of Issuer Common Stock is less than 19.9% of the issued and outstanding shares of Issuer Common Stock at the time of exercise of the Stock Option, such greater number of shares of Issuer Common Stock as equals 19.9% of the issued and outstanding shares of Issuer Common Stock at such time of exercise of the Stock Option, in the manner set forth below, at a price of $ 23.25 per share (the "Exercise Price"), payable in cash in accordance with Section 4 hereof. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

                  2. Exercise of Option. (a) Subject to the provisions of Sections 2(c) and (d), the Stock Option may be exercised by Grantee, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below), provided that, except as provided in the last sentence of this Section 2(a), the Stock Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event (provided that the Stock Option shall not terminate for a period of 12 months following any occurrence specified in Sections 2(b)(iv)(A) or 2(b)(v)(A); and provided further that any purchase of shares upon exercise of the Stock Option shall be subject to compliance with applicable law, including the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Notwithstanding the termination of the Stock Option, Grantee shall be entitled to purchase the Option Shares with respect to which it has exercised the Stock Option in accordance with the terms hereof prior to the termination of the Stock Option. The termination of the Stock Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

                  (b) As used herein, a "Purchase Event" means any of the following events:

                  (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the Exchange Act) of which such person is a member, would acquire beneficial ownership (as such term is defined in Rule 13d-3 of the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the then outstanding Issuer Common Stock (any such offer, a "Tender Offer"), and the Board of Directors shall not have recommended against such tender offer or exchange offer within 10 business days of such commencement or filing or at any time thereafter shall recommend acceptance thereof;

                  (ii) Issuer or any subsidiary of Issuer shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person
         (other than Grantee or any subsidiary of Grantee) to (A) effect a merger, consolidation or other business combination involving Issuer or any of its subsidiaries (other than internal mergers, reorganizing actions or consolidations involving only existing subsidiaries of Issuer), (B) sell, lease or otherwise dispose of assets of Issuer or its subsidiaries aggregating 15% or more of the consolidated assets, net revenues or net income of Issuer and its subsidiaries or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of its subsidiaries (any of the foregoing, an "Acquisition Transaction");

                   (iii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Issuer Common Stock (other than trust account shares) aggregating 15% or more of the then outstanding Issuer Common Stock;

                  (iv) (A) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement or (C) Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee or to Grantee's ability to consummate the transactions contemplated by the Merger Agreement the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after any person (other than Grantee or any subsidiary of Grantee) shall have (X) publicly announced, or taken actions which have resulted in public disclosure of, a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction and shall not have withdrawn such proposal at least 10 business days prior to the stockholders' meeting to consider the Merger (provided that any public disclosures to the effect that such person intends to or may make another proposal shall result in the original proposal not being deemed to have been withdrawn) or (Y) filed an application (or given a notice), whether in draft or final form, to the Federal Reserve Board, the OCC, the FDIC or any other governmental or regulatory authority for approval to engage in an Acquisition Transaction; provided; that the Stock Option shall not be exercisable upon the occurrence specified in Section 2(b)(iv)(A) above unless and until any of the events specified in Section 2(b)(ii) or (iii) above shall have occurred; or

                  (v) (A) there shall exist a willful or intentional breach under the Merger Agreement by Issuer and such breach would entitle Grantee to terminate the Merger Agreement; and (B) within 12 months from the date of such breach, any of the events specified in Section 2(b)(ii) or (iii) above shall have occurred.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  (c) In the event Grantee wishes to exercise the Stock Option, it shall send to Issuer a written notice (an "Exercise Notice" and the date of which being herein referred to as a "Notice Date") specifying (i) the total number of Option Shares that it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (a "Closing Date"); provided that if any closing of the purchase and sale pursuant to the Stock Option (a "Closing") cannot be consummated by reason of any applicable order, injunction, decree, judgment, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if prior notification to or approval of the Federal Reserve Board, the OCC, the FDIC or any other governmental or regulatory authority is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same (and Issuer shall cooperate with Grantee in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,
(A) any required notification period has expired or been terminated or (B) such approval has been obtained, and in either event, any requisite waiting period has passed.

                  (d) Notwithstanding Section 2(c), in no event shall any Closing Date occur later than 18 months after the related Notice Date, and if such Closing shall not have occurred within 18 months after such Notice Date due to the failure to obtain any required approval of the Federal Reserve Board, the OCC, the FDIC or any other governmental or regulatory authority, the exercise of the Stock Option or Substitute Option effected on such date shall be deemed to have expired. In the event (i) Grantee receives official notice that any such approval required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such approval, Grantee shall be entitled to exercise its rights to exercise the Stock Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 9. The provisions of this Section 2 and Section 4 shall apply with appropriate adjustments to any such exercise.

                  3. Conditions to Closing. The obligation of Issuer to issue Option Shares to Grantee hereunder is subject to the conditions that (a) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, the Federal Reserve Board, the OCC, the FDIC or any other governmental or regulatory authority, if any, required in connection with the issuance of Option Shares hereunder shall have been obtained or made, as the case may be, and (b) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint preventing such issuance shall be in effect.

                  4. Closing. At any Closing, (a) Issuer will deliver to Grantee a certificate or certificates in definitive form, such certificate or certificates to be registered in the name of Grantee, Merger Sub or such other affiliate of Grantee as Grantee shall designate in the Exercise Notice and shall bear the legend set forth in Section 11, representing the number of Option Shares designated by Grantee in its Exercise Notice, which Option Shares shall be free and clear of all Liens, and (b) Grantee will deliver to Issuer the aggregate Exercise Price for the Option Shares so designated and being purchased at such Closing by wire transfer of immediately available funds to a bank account designated by Issuer.

                  5. Representations and Warranties of Issuer. Issuer represents and warrants to Grantee that (a) Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereunder, (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to approve this Agreement and to consummate the transactions contemplated hereby, (c) this Agreement has been duly and validly executed and delivered by Issuer and (assuming due authorization, execution and delivery by Grantee) this Agreement constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, (d) Issuer has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Stock Option, and at all times from the date hereof through the expiration of the Stock Option will have so reserved, the requisite number of unissued shares of Issuer Common Stock necessary to permit exercise in full of the Stock Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law), (e) upon delivery of such shares of Issuer Common Stock to Grantee upon exercise of the Stock Option, Grantee will acquire valid title to all of such shares, free and clear of any and all Liens of any nature whatsoever, (f) the execution and delivery of this Agreement by Issuer does not, and the performance of this Agreement by Issuer will not (1) violate the certificate of incorporation or by-laws of Issuer, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Issuer or by which it or any of its assets or properties is bound or affected or (3) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the property or assets of Issuer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its assets or properties is bound or affected (except, in the case of clauses (2) and (3) above, for violations, breaches or defaults which would not, individually or in the aggregate, have a Material
Adverse Effect on Issuer) and (g) any provisions of the Wisconsin Business Corporation Law or Issuer's Articles of Incorporation prohibiting certain business combinations shall not apply to Grantee in respect of Grantee's acquisition of some or all of the Option Shares and (h) Grantee will not as a result of its exercise of the Stock Option, become subject to any anti-takeover provisions, plans or arrangements in place at Issuer.

                  6. Representations and Warranties of Grantee. Grantee represents and warrants to Issuer that (a) Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereunder, (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to approve this Agreement and to consummate the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Grantee and (assuming due authorization, execution and delivery by Issuer) this Agreement constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, (d) the execution and delivery of this Agreement by Grantee does not, and the performance of this Agreement by Grantee will not (1) violate the certificate of incorporation or bylaws of Grantee, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Grantee or by which it or any of its properties or assets is bound or affected or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or assets of Grantee pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Grantee is a party or by which Grantee or any of its properties or assets is bound or affected (except, in the case of clauses (2) and (3) above, for violations, breaches, or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Grantee) and (e) any Option Shares acquired upon exercise of the Stock Option will be, and the Stock Option is being, acquired by Grantee for its own account and not with a view to the public distribution or resale thereof in any manner which would be in violation of applicable United States securities laws.

                  7. Adjustment upon Changes in Capitalization; Substitute Option. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Stock Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Stock Option had been exercised immediately prior to such event or the record date therefor, as applicable.

                  (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Stock Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (A) the Acquiring Corporation (as defined below) or (B) any person that controls the Acquiring Corporation (any such person being referred to as "Substitute Option Issuer").

                  (c) The Substitute Option shall have the same terms as the Stock Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 7; provided further that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Purchase Event; and provided further that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Stock Option (subject to the variations described in the foregoing provisos), such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which shall be applicable to the Substitute Option.

                  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as defined below) as is equal to the Assigned Value (as defined below) multiplied by the number of shares of Issuer Common Stock for which the Stock Option was theretofore exercisable, divided by the Average Price (as defined below), rounded up to the nearest whole share. The exercise price per share of Substitute Common Stock of the Substitute Option (the "Substitute Option Price") shall then be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Stock Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of outstanding Substitute

Common Stock but for the limitation in the first sentence of this Section 7(e), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(e) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

                  (f) Issuer shall not enter into any  transaction  described in
Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this
Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision)).

                  (g)  For  purposes  hereof,   the  following  terms  have  the
following meanings:

                  (1) "Acquiring Corporation" means (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation and (iii) the transferee of all or substantially all of Issuer's assets or deposits.

                  (2) "Assigned Value" means the highest of (A) the price per share of Issuer Common Stock at which a Tender Offer has been made after the date hereof and prior to the consummation of the consolidation, merger or sale referred to in Section 7(b), (B) the price per share to be paid by any third party or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to the agreement with Issuer with respect to the consolidation, merger or sale referred to in Section 7(b), (C) the highest closing sales price per share for Issuer Common Stock quoted on the National Association of Securities Dealers' Automated Quotation System (the "NASDAQS") or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 12-month period immediately preceding the consolidation, merger or sale referred to in Section 7(b) and (D) in the event the transaction referred to in
         Section 7(b) is a sale of all or substantially all of Issuer's assets and/or deposits, an amount equal to (i) the sum of the price paid in such sale for such assets and/or deposits and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee, divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee.

                  (3) "Average Price" means the average closing sales price per share of a share of Substitute Common Stock quoted on the NASDAQS (or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Substitute Option Issuer is Issuer, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Grantee may elect.

                  (4) "Substitute Common Stock" means the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

                  8. Cash-out Rights. If and to the extent the Stock Option is not exercisable with respect to any of the Option Shares due to Article 9 of the Articles of Incorporation of the Issuer, Grantee has the right to, and may with respect to such Option Shares which are not exercisable, in its sole determination, elect to receive a cash payment in an amount equal to (A) the amount by which (1) the "Market/Tender Offer Price" for shares of Issuer Common Stock as of the date Grantee gives notice of its intent to exercise its rights under this Section 8 (defined as the higher of (x) the highest price per share of Issuer Common Stock paid as of such date pursuant to any tender or exchange offer or other Acquisition Proposal and (y) the average of the closing sale prices of shares of Issuer Common Stock on the NASDAQS or, if not quoted thereon, the principal trading market on which such shares are traded by a recognized source for the 10 trading days immediately preceding such date) exceeds (2) the Exercise Price, multiplied by the number of such Option Shares.

                  9. Registration Rights. (a) Issuer shall, if requested by Grantee at any time and from time to time (a) within three years of the first exercise of the Stock Option or (b) for 30 business days following the occurrence of either of the events set forth in clauses (i) and (ii) of Section 2(d), as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Stock Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf' registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use its best efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 4.9% of the then outstanding voting power of Issuer. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto.

                  (b) In the event that Grantee requests Issuer to file a registration statement following the failure to obtain a required approval for an exercise of the Stock Option as described in Section 2(d), the closing of the sale or other disposition of Issuer Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Stock Option.

                  (c) The obligations of Issuer under this Section 9 to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of nonpublic information that would materially and adversely affect Issuer.

                  (d) If during the time periods referred to in the first sentence of Section 9(a) Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), Issuer shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 10; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer.

                  (e) Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any registration pursuant to this Section 9, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

                  10. Restrictive Legends. Each certificate representing Option Shares issued to Grantee hereunder shall initially be endorsed with a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED MAY 14, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER HEREOF.

                  11. NASDAQS Listing. Upon any exercise of the Stock Option, Issuer shall use its best efforts to cause the shares of Issuer Common Stock to be acquired in connection with such exercise of the Stock Option to be approved for listing on the NASDAQS and each other securities exchange on which such shares are listed as soon as practicable after such exercise.

                  12. Assignment; Third Party Beneficiaries. (a) Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without prior written consent of the other party; provided that Grantee may assign all or any part of its rights hereunder to (i) any affiliate thereof or (ii) any person after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (b) Any Option Shares sold by a party in compliance with the provisions of Section 9 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement. In no event will any transferee of any Option Shares be entitled to the rights of Grantee hereunder.

                  (c) Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in Section 10.

                  13. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  14. Entire Agreement. This Agreement and the Merger Agreement (together with the other documents and instruments referred to in the Merger Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  15. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by express courier (with confirmation) to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  (a)      If to Grantee, to:

                                 Associated Banc-Corp
                                 112 North Adams Street
                                 Green Bay, Wisconsin  54307
                                 Attention:  Brian R. Bodager, General Counsel

                           With a copy to:

                                 Shearman & Sterling
                                 599 Lexington Avenue
                                 New York, New York  10022
                        Attention: Creighton O'M. Condon


                  and

                  (b)      If to Issuer, to:

                                 First Financial Corporation
                                 1305 Main Street
                                 Stevens Point, Wisconsin  54481
                                 Attention:  Robert M. Salinger, General Counsel

                           With a copy to:

                                 Hogan & Hartson, L.L.P.
                                 555 13th Street, N.W.
                                 Washington, D.C.  20004
                                 Attention:  Stuart G. Stein

                  18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to any applicable conflicts of law.

                  19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  20. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  21. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                  22. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                  IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                            FIRST FINANCIAL CORPORATION


                                            By:/s/ John C. Seramur
                                               ----------------------------
                                               Name: John C. Seramur
                                               Title: Chief Executive Officer


                                            ASSOCIATED BANC-CORP



                                            By: /s/ H.B. Conlon
                                               ----------------------------
                                               Name:  H.B. Conlon
                                               Title: Chief Executive Officer